PROSPECTUS Dated June 2, 1997                      Pricing Supplement No. 49 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-27919
Dated June 17, 1997                                     Dated February 13, 1998
                                                                 Rule 424(b)(3)
                   Morgan Stanley, Dean Witter, Discover & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
              Euro Floating Rate Senior Bearer Notes Due March 2001
                             -----------------------

     The Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due March 2001) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will not be redeemable at the option of Morgan Stanley, Dean Witter, Discover & Co. (the "Company") prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying Prospectus Supplement.

     The Notes will be issued only in bearer form, which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form at the option of the holder.

     Application has been made to the London Stock Exchange Limited (the "London Stock Exchange") for the Notes to be admitted to the Official List.

     The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.

Principal Amount:              ITL 100,000,000,000

Maturity Date:                 March 2, 2001; provided that if
                               such day is not a Business Day,
                               the Maturity Date will be the next
                               succeeding day that is a Business
                               Day, and no interest shall accrue
                               for the period from and after the
                               Maturity Date.

Settlement and Issue Date:     March 2, 1998

Interest Accrual Date:         March 2, 1998

Issue Price:                   100%

Specified Currency:            Italian Lira ("ITL")

Redemption Percentage
   at Maturity:                100%

Base Rate:                     LIBOR.  See also "Other
                               Provisions--Interest Rate" below.

Spread
   (Plus or Minus):            Plus 1.00% per annum.  See also
                               "Other Provisions--Interest Rate"
                               below.

Spread Multiplier:             N/A

Alternate Rate
   Event Spread:               N/A

Index Currency:                Italian Lira

Index Maturity:                3 months

Maximum Interest Rate:         10%

Minimum Interest Rate:         N/A

Initial Redemption Date:       N/A

Initial Redemption
   Percentage:                 N/A

Annual Redemption
   Percentage Reduction:       N/A

Optional Repayment
   Date(s):                    N/A

Total Amount of OID:           None

Original Yield to Maturity:    N/A

Initial Accrual Period OID:    N/A

Interest Payment Dates:        Each March 2, June 2, September 2
                               and December 2, commencing June 2,
                               1998 (each an "Interest Payment
                               Date"); provided that if any such day
                               (other than the Maturity Date) is not a
                               Business Day, such Interest Payment
                               Date will be the next succeeding day
                               that is a Business Day, unless such
                               succeeding Business Day falls in the
                               next succeeding calendar month, in
                               which case such Interest Payment
                               Date will be the immediately
                               preceding day that is a Business Day

Interest Payment Period:       Quarterly

Initial Interest Rate:         The initial rate subject to the formula
                               under "Other Provisions--Interest
                               Rate" will be determined two London
                               Banking Days prior to the date of
                               issuance.
Initial Interest
   Reset Date:                 June 2, 1998; provided that if such
                               day is not a Business Day, such Initial
                               Interest Reset Date will be the next
                               succeeding day that is a Business Day,
                               unless such succeeding Business Day
                               falls in the next succeeding calendar
                               month, in which case such Initial
                               Interest Reset Date will be the
                               immediately preceding day that is a
                               Business Day.

Interest Reset Dates:          The second day of each month;
                               provided that if such day is not a
                               Business Day, such Interest Reset
                               Date will be the next succeeding day
                               that is a Business Day, unless such
                               succeeding Business Day falls in the
                               next succeeding calendar month, in
                               which case such Interest Reset Date
                               will be the immediately preceding day
                               that is a Business Day.

Interest Reset Periods:        The period from and including an
                               Interest Reset Date to but excluding
                               the immediately succeeding Interest
                               Reset Date (monthly).

Interest Determination
  Date:                        Two London Banking Days preceding
                               each Interest Reset Date

Reporting Service:             Telerate 3740


(Continued on next page)

        Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                        MORGAN STANLEY DEAN WITTER

(Continued from previous page)


Business Days:                 Milan, London, New York

Agent:                         Morgan Stanley &Co. International
                                 Limited

Calculation Agent:             The Chase Manhattan Bank (London
                               Branch)

Paying Agent:                  The Chase Manhattan Bank (London
                               Branch)

Exchange Rate Agent:           Morgan Stanley & Co. International
                               Limited

Denominations:                 ITL 10,000,000

Common Code:                   8474478

ISIN:                          XS0084744787

Other Provisions:

   Interest Rate:              The Notes will bear interest at the rate
                               of (i) 3 Month ITL LIBOR plus 1.00%
                               per annum, subject to the Maximum
                               Interest Rate, during each Interest
                               Reset Period for which 3 Month ITL
                               LIBOR is equal to or greater than the
                               Floorside Strike Interest Rate and less
                               than or equal to the Topside Strike
                               Interest Rate on the Interest
                               Determination Date for such Interest
                               Reset Period and (ii) 0.00% during
                               any other Interest Reset Period.

   Floorside Strike
   Interest Rate:              3.50%

   Topside Strike
   Interest Rate:              6.50% for each Interest Payment
                               Period from and including March 2,
                               1998 to but excluding March 2, 1999.
                               5.50% for each Interest Payment
                               Period from and including March 2,
                               1999 to but excluding March 2, 2001.